EXHIBIT 3.3

                              ARTICLES OF AMENDMENT

                                       OF

                            ARTICLES OF INCORPORATION

                                       OF

                                   NUCO2 INC.



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To the Department of State
State of Florida

Pursuant to the provisions of Section 607.1006 of the Florida Business Corporation Act, the corporation hereinafter named (the "Corporation") does hereby adopt the following Articles of Amendment.

1.          The name of the Corporation is NuCo2 Inc.

2. Article III of the Articles of Incorporation of the Corporation is amended so as henceforth to read as follows:

                                   ARTICLE III
                                   -----------

            The aggregate number of shares of all classes of capital stock which this Corporation shall have authority to issue is Thirty Five Million (35,000,000), consisting of (i) Thirty Million (30,000,000) shares of common stock, par value $0.001 per share (the "Common Stock"), and (ii) Five Million (5,000,000) shares of preferred stock, without par value but with a stated value of $1,000 per share (the "Preferred Stock").

            A.          COMMON STOCK.
                        -------------

            Section 1. VOTING. Except as otherwise required by law or as otherwise provided in any Preferred Stock designation including paragraph B of this Article III below, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.
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            Section 2. DIVIDENDS.  The holders of Common Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors out of funds legally available for such purpose and subject to any preferential dividend rights of any then outstanding Preferred Stock.

            Section 3. LIQUIDATION, DISSOLUTION, WINDING UP. After distribution in full of the preferential amount, if any (fixed in accordance with the provisions of paragraph B of this Article III), to be distributed to the holders of Preferred Stock in the event of voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding-up, of the Corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation, tangible and intangible, of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

            B.          PREFERRED STOCK.
                        ----------------

            Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein or in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided herein or by law. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided for herein or by law.

            Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the Florida Business Corporation Act. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law. Except as expressly provided elsewhere in this Article III or the Florida Business Corporation Act, no vote of the holders of the Preferred Stock or Common Stock shall be required in connection with the designation or the issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of the Articles of Incorporation, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation.

3. The date of adoption of the aforesaid amendment was December 9, 1996.

4. The number of votes cast for the aforesaid amendment by the shareholders was sufficient for the approval thereof.


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Executed on December 17, 1996.

                              NUCO2 INC.


                              By:/S/ JEAN HOUGHTON
                                 Name of officer: Jean Houghton
                                 Title of officer: Vice President-Administration

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